                                                                                                  Exhibit 11

                                        THE BEAR STEARNS COMPANIES INC.
                                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                  (UNAUDITED)


                                                Three Months Ended                       Six Months Ended
                                         December 31,         December 31,          December 31,    December 31,
                                             1996                 1995                1996             1995
                                         -----------          ------------          ------------    ------------
                                                        (In thousands, except per share data)
 Weighted average common
       and common equivalent
       shares outstanding:
          Average Common Stock
             outstanding                  121,780               130,889                122,835          131,543
          Average Common Stock
             equivalents:
               Common Stock issuable
                 under employee
                   benefit plans              435                   429                    426              426
               Common Stock issuable
                 assuming conversion
                   of CAP Units            26,566                18,892                 26,566           18,892
                                         ---------             ---------              ---------        ---------
 Total weighted average
       common and common
       equivalent shares
       outstanding                        148,781               150,210                149,827          150,861
                                         =========             =========              =========        =========
 Net income                              $176,512              $105,156               $284,961         $199,002

 Preferred Stock dividend
   requirements                            (5,939)               (6,200)               (11,970)         (12,410)

 Income adjustment
       (net of tax) applicable
       to deferred compensation
       arrangements                         9,185                 4,625                 14,683            8,159
                                         --------              ---------              ---------        ---------
 Adjusted net income                      179,758               103,581                287,674          194,751
                                         =========             =========              =========        =========
 Earnings per share                      $   1.21              $   0.69               $   1.92         $   1.29
                                         =========             =========              =========        =========
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